Exhibit 2.3
ASSIGNMENT AGREEMENT
     ASSIGNMENT AGREEMENT dated August 11th, 2008 by and between GRIFFIN MTS PARTNERS, LLC, a Pennsylvania limited liability company having its principal office at 111 North 6th Street, Reading, Pennsylvania 19603 (“Assignor”), and GRIFFIN MTS LIMITED PARTNERSHIP, a Delaware limited partnership having its principal office at 111 North 6th Street, Reading, Pennsylvania 19603 (“Assignee”).
BACKGROUND
     WHEREAS Assignor entered into an Investment Agreement with LMI Holdings, Inc. (“LMI Holdings”) and Lebanon Mutual Insurance Company, dated December 19, 2007 and amended and restated on April 16, 2008 (the “Investment Agreement”), providing for, among other things:
          A. The right and obligation to purchase 50,000 shares of LMI Holdings Class B Common Stock in the Subscription Offering;
          B. The right and obligation to submit an order in the Community Offering equal to the lesser of (i) 600,000 shares and (ii) 35% of the number of shares of LMI Holdings’ Common Stock that are sold in the Offerings;
          C. The right to receive a standby fee equal to the product of (i) the difference between the number of shares of Class B Common Stock that could be issued to Assignor under the Community Offering order and the number of shares issued to Assignor under such order, and (ii) $1.25 per share; and
          D. The right to require LMI Holdings to redeem the Assignor’s Class B Common Stock beginning on the first anniversary of the Effective Date and continuing until the fourth anniversary of the Effective Date at the Redemption Price, subject to approval by the Pennsylvania Department of Insurance.
     WHEREAS, the Assignor, as holder of the Class B Common Stock, is subject to certain restrictions on the resale of such stock and has certain rights and obligations as holders of the Class B Common Stock.
          NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements set forth herein, Assignor and Assignee, each intending to be legally bound, agree as follows:
          1. Definitions. All capitalized terms used herein and not otherwise defined herein shall have the meanings given to them in the Investment Agreement.
          2. Assignment of Rights and Obligations. Assignor hereby transfers and assigns to Assignee all of Assignor’s rights and obligations under Sections 1.6 and 1.8 of the Investment Agreement. By execution of this assignment, Assignor does not thereby relieve itself of any of its obligations under the Investment Agreement.

          3. Assumption of Rights and Obligations. Assignee hereby assumes Assignor’s rights and obligations under Sections 1.6 and 1.8 of the Investment Agreement and hereby agrees with LMI Holdings, Inc and Lebanon Mutual to perform each of the obligations set forth therein.
          4. No Defaults. Assignor represents and warrants to Assignee that (a) Assignor is not in breach of any provision of the Investment Agreement, (b) Assignor has performed and will continue to perform all of its obligations, not otherwise assumed by the Assignee, under the Investment Agreement, and (c) Assignor has no knowledge of any breach of any provision of the Investment Agreement by the other parties thereto.
          5. Confirmation of Guarantee. By execution of this Assignment, Stevens & Lee, PC hereby guarantees the obligations of the Assignee assumed hereunder to the same extent as it guaranteed the obligations of the Assignor under the Investment Agreement.
          6. Consent . Notwithstanding the provisions of Section 9.4 of the Investment Agreement, by execution of this Assignment, Lebanon Mutual Insurance Company and LMI Holdings, Inc. hereby consents to the assignment of rights and obligations set forth herein.
          7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
          8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to its law or principles of conflict of laws.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers the day and year first above written.

GRIFFIN MTS PARTNERS, LLC

By:	Griffin MTS Capital Partners, Inc., the sole member

By:

Jeffrey P. Waldron, Vice President

(“Assignor”)

GRIFFIN MTS LIMITED PARTNERSHIP

By:	Griffin MTS Partners, LLC , the general partner

	By:	Griffin MTS Capital Partners, Inc., the sole member of the general partner

By:

Jeffrey P. Waldron, Vice President

(“Assignee”)

LMI HOLDINGS, INC.

By:

	Name:	Rollin P. Rissinger, Jr.
	Title:	President

LEBANON MUTUAL INSURANCE COMPANY

By:

	Name:	Rollin P. Rissinger, Jr.
	Title:	President

STEVENS & LEE, PC

By

Ernest J. Choquette, President

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